As filed with the Securities and Exchange Commission on November 4, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NATIONAL HEALTHCARE CORPORATION
(Exact name of registrant as specified in its corporate charter)

Delaware	52-2057472
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
100 Vine Street
Murfreesboro, Tennessee 37130
(615) 890-2020
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard F. LaRoche, Jr.
Corporate Secretary (Non-Employee)
National Healthcare Corporation
100 Vine Street
Murfreesboro, Tennessee 37130
(615) 890-2020
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Susan V. Sidwell
Harwell Howard Hyne Gabbert & Manner, P.C.
315 Deaderick Street Suite 1800
Nashville, Tennessee 37238-1800
(615) 256-0500

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ Registration No.:
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ Registration No.:
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Proposed
Title of Each Class of			Maximum
Securities to be		Proposed Maximum Offering	Aggregate Offering	Amount of
Registered	Amount to be registered	Price per unit(1)	Price	Registration Fee
Common Stock, par value $0.01 per share	690,155 shares	$35.58	$24,555,715	$2,890.21

(1)	Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices reported on the American Stock Exchange on November 1, 2005.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling shareholder are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2005
PROSPECTUS
690,155 Shares of Common Stock
     This prospectus relates to the offer and sale of up to 690,155 shares of our common stock which may be offered by the shareholder named herein or its distributees, pledgees, donees, transferees or other successors in interest, selling from time to time. We are registering the shares pursuant to a registration rights agreement between us and the selling shareholder which obligates us to register 555,556 of the shares being offered by this prospectus. We will bear all of the expenses and fees incurred in registering the 555,556 shares offered by this prospectus. The selling shareholder will bear the registration filing fee of the additional 134,599 shares offered by this prospectus. We will not receive any proceeds from the sale of any of the registered shares.
     The selling shareholder may sell none, some or all of the shares offered by this prospectus. The selling shareholder may offer for sale the shares covered by this prospectus from time to time directly to purchasers or through underwriters, broker-dealers or agents, in public or private transactions, at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices, including in satisfaction of existing contractual obligations. The selling shareholder will pay any brokerage commissions and discounts attributable to the sale of such shares. For additional information on the methods of sale, you should refer to the section of this prospectus entitled “Plan of Distribution.”
     Commissions received by the selling shareholder or any broker-dealers, agents or underwriters that help distribute the shares and any profit on the resale of the shares purchased by them may be considered underwriting commissions or discounts under the Securities Act of 1933.
     You should rely only on the information contained in this prospectus or in documents to which we refer you in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling shareholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since those dates.
     Our common stock is traded on the American Stock Exchange under the symbol “NHC.” The last reported sale price for our common stock on the American Stock Exchange on November 2, 2005 was $ 36.81 per share.
     Our principal executive offices are located at 100 Vine Street, Murfreesboro, Tennessee 37130, and our telephone number at that address is (615) 890-2020. Our web site is www.nhccare.com. The information on our web site does not constitute part of this prospectus.
     Investing in our common stock involves certain risks. Please see “Risk Factors” beginning on page 1 of this prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is               , 2005

RISK FACTORS
     In addition to the other information contained in this prospectus and incorporated herein by reference, the following risk factors should be considered when evaluating a purchase of the shares offered by this prospectus.
We rely on reimbursement from governmental programs for a majority of our revenues and we cannot assure you that reimbursement levels will not decrease in the future. Our revenues and profitability may be impacted by the efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement rates, narrowing the scope of covered services, increasing case management review of services and negotiating reduced contract pricing. Reductions in reimbursement levels under Medicare, Medicaid or private pay programs could have a material adverse effect on our revenues and net income. Changes in the mix of our patients among Medicare, Medicaid and private pay categories and among different types of private pay sources may also affect our revenues and profitability. There can be no assurance that we will continue to maintain our current payor or revenue mix.
Our industry is heavily regulated by the government, which requires our compliance with a variety of laws. We are subject to extensive and frequently changing federal, state and local regulation. In addition, new laws and regulations are adopted periodically to regulate products and services in the health care industry. Changes in laws or regulations or new interpretations of existing laws or regulations can have a dramatic effect on operating methods, costs and reimbursement amounts provided by government and other third-party payors. There can be no assurance that we are in compliance with all applicable existing laws and regulations or that we will be able to comply with any new laws or regulations that may be enacted in the future. Changes in applicable laws, any failure by us to comply with existing or future laws, regulations or standards, or discovery of past regulatory noncompliance could have a material adverse effect on our results of operations, financial condition, business or prospects.
Health care initiatives and other legislation may adversely affect our business. The health care industry continues to undergo dramatic changes, influenced in large part by federal and state legislative initiatives. New health care initiatives likely will continue to be proposed. There can be no assurance that these or other legislative and regulatory initiatives will not be adopted in the future. One or more of these initiatives could limit patient access to, or reimbursement for, services provided by us. Some states are adopting health care programs and initiatives as a replacement for Medicaid. There can be no assurance that the adoption of such legislation or other changes in the administration or interpretation of government health care programs or initiatives will not have a material adverse effect on us.
We are required to comply with laws governing the transmission and privacy of health information. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires us to comply with certain standards for the exchange of individually identifiable health information internally and with third parties, such as payors, business associates and patients. These include standards for common healthcare transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures; unique identifiers for providers, employers, and health plans; security and privacy. Sanctions for failing to comply with the HIPAA health information practices provisions include criminal penalties and civil sanctions. The security standards went into effect in April 2003, with a compliance date in April 2005 for most covered entities. We cannot assure you that all of the parties with whom we do business will be in compliance with HIPAA. If we, or the parties with whom we do business, fail to comply with these standards, we could be subject to criminal penalties and civil sanctions, which could have an adverse effect on our financial condition and results of operations.
We are subject to expensive and unpredictable general and professional liability costs. Nationwide, the entire long term care industry has experienced a dramatic increase in personal injury/wrongful death claims and awards based on alleged negligence by nursing facilities and their employees in providing care to residents. When we solicited bids for third party professional liability insurance coverage for 2002, only two companies would quote coverage. Both quotations were so onerous and expensive that we elected to pay the premiums into a wholly-owned licensed captive insurance company, incorporated in the Cayman Islands, for the purpose of managing our losses related to these risks. Thus, during 2002, 2003, 2004 and 2005, insurance coverage for incidents occurring at all providers owned or leased, and most providers managed by us, is provided through this wholly-owned insurance company. As a result of the terms of our insurance policies and our use of a wholly-owned insurance company, we have retained significant self insurance risk with respect to general and professional liability. We use independent actuaries to estimate our exposures for claims obligations (for both asserted and unasserted claims) related to deductibles and exposures in excess of coverage limits, and we maintain reserves for these obligations. It is possible that claims against us could exceed our coverage limits and our reserves, which would have a material adverse effect on our financial position, results of operations and cash flows.
We are subject to material litigation based on the tragic Nashville Fire. On September 25, 2003, a tragic and as of yet unexplained fire occurred on the second floor of a skilled nursing facility located in Nashville, Tennessee operated by one of our limited liability company subsidiaries. While the concrete and steel constructed facility complied with applicable fire safety codes, the building was not equipped with fire sprinklers. We are proactively seeking to resolve any questions and/or losses with our patients and their families, and will continue to do so until all matters are resolved. Of a total of 32 lawsuits filed against us, 30 have been settled and two lawsuits are currently pending. Discovery is ongoing in the remaining two cases. We plan to vigorously defend against the allegations in these lawsuits and seek settlements with residents and their families. We have accrued for probable and estimatible losses related to the Nashville fire and have included our estimates of these losses in accrued risk reserves in the consolidated balance sheet. It is possible that claims against us related to the Nashville fire could exceed our estimates, which would have a material adverse effect on our financial position, results of operations and cash flows.
We have extensive relationships with National Health Investors, Inc. and National Health Realty, Inc., which may expose us to risks of those businesses. We lease 34 long-term health care centers and three retirement centers from National Health Investors, Inc., or NHI. We have an option to renew this lease at fair market value through December 31, 2006. We are currently in negotiations with NHI regarding the terms of the new lease. Until November 1, 2004, we had an Advisory Agreement with NHI whereby we provided to NHI services related to investment activities and day-to-day management and operations. During 2004, 2003, and 2002, our compensation under the NHI Advisory Agreement was $2,383,000, $2,597,000, and $2,479,000, respectively. Effective November 1, 2004, our Advisory Agreement with NHI was terminated. On that date, HealthCare Advisors, LLC, or Advisors, a new unrelated company formed by Mr. W. Andrew Adams, undertook to provide advisory services to NHI. Mr. Adams served as NHI’s President and Board Chairman and as our Chief Executive Officer and Board Chairman prior to November 1, 2004. Effective November 1, 2004, Mr. Adams resigned as Chief Executive Officer and terminated his managerial responsibilities with us although he remains on our Board as Chairman, focusing on strategic planning. Also effective November 1, 2004, we, through our wholly-owned subsidiary, Tennessee HealthCare Advisors, LLC, or THA, entered into an agreement to provide financial, accounting, data processing and administrative services to Advisors. Under the agreement, THA provides to Advisors and, at the request of Advisors, to NHI, services related to accounting, data processing, administration and evaluation of investments. THA’s role under the agreement is that of advisor and service provider, and THA in no way assumes responsibility for accounting, administrative, or investment decisions which are to be made by Advisors or NHI. The term of the agreement is through December 31, 2005 and thereafter from year to year. However, either party may terminate the agreement at any time without cause upon 90 days written notice. For our services under the agreement, we are entitled to compensation of $1,250,000 per year, payable monthly and annually increased by 5%.
In 1997, we formed National Health Realty, Inc., or NHR, as a wholly-owned subsidiary. We then transferred to NHR certain healthcare facilities then owned by us and distributed the shares of NHR to our shareholders. On December 31, 1997, concurrent with our conveyance of certain assets to NHR, we leased from NHR the real property of 16 long-term health care centers, six assisted living facilities and one retirement center. On October 1, 2000, we terminated our individual leases on nine Florida health care facilities owned by NHR. However, we remain obligated under our master lease agreement with NHR and continue to remain obligated to make the lease payments to NHR. Subsequently, the facilities were leased by NHR for an initial five-year term subsequently extended to December 31, 2010 to nine separate corporations, none of which we own or control. Lease payments received by NHR from the new lessees offset our lease obligations pursuant to the master operating lease. Through June 30, 2005, all such lease payments have been received by NHR and offset against our obligations. On July 28, 2005, we agreed to extend the terms of our lease of seven long-term care centers, six assisted living centers and one retirement center from NHR. The lease, which was previously scheduled to expire on December 31, 2007, was extended through 2017. The lease extension is on the same terms as the original lease except that the renewed agreement additionally clarifies the procedures for NHC to make bed additions at existing centers. In addition, we have entered into an Advisory Agreement with NHR whereby we provide to NHR services related to investment activities and day-to-day management and operations. With respect to advisory services provided to NHR, we are subject to the supervision of and policies established by NHR’s Board of Directors. Either party may terminate the NHR Advisory Agreement on 90 days notice at any time.

Given our various relationships with NHI and NHR, any events that have a significant impact on either of these companies or impacts our relationship with these companies could have a material adverse effect on us.
Our management fees are often subject to subordination to the other indebtedness of facilities that we manage. As is customary in the industry, the assets and operations of the facilities we manage generally secure the indebtedness of the facilities’ owners, and the payment of our management fees at these facilities is subordinated to the payment of the owners’ debt obligations. To the extent that the owners of any of our managed facilities experience financial difficulty or otherwise are unable to meet their obligations, our ability to receive management fees or continue as manager of such facility is jeopardized.
We may not be able to successfully compete for patients, residents, nurses and other employees. The long-term care industry generally, and the skilled nursing facility, assisted living and home health care businesses in particular, are highly competitive. We face direct competition for the acquisition or management of facilities. In turn, our facilities face competition for employees, patients and residents. Some of our present and potential competitors are significantly larger and have or may obtain greater financial and marketing resources. Some hospitals that provide long-term care services are also a potential source of competition. Consequently, there can be no assurance that we will not encounter increased competition in the future, which could limit our ability to attract patients or residents or expand our business, and could materially and adversely affect our business or decrease our market share.
The price of our common stock may fluctuate significantly. There has been significant volatility in the market prices of securities of health care companies. We believe factors such as legislative and regulatory developments and quarterly variations in financial results could cause the market price of our stock to fluctuate substantially. In addition, the stock market has experienced volatility that has particularly affected the market prices for many health care service companies’ securities and that often has been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of our stock.
ABOUT THIS PROSPECTUS
     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the securities offered by this prospectus. This prospectus does not contain all of the information that you can find in our registration statement and the exhibits to the registration statement.
     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:
a)	Our Annual Report on Form 10-K for the year ended December 31, 2004;

b)	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005;

c)	Our Current Reports on Form 8-K filed on March 14, 2005, April 7, 2005, May 4, 2005, August 2, 2005, August 3, 2005 and September 15, 2005 (to the extent these items were “filed” with the SEC and not “furnished”);

d)	Our Proxy Statement for our annual shareholders meeting held on May 3, 2005; and

e)	The description of our common stock contained in our registration statement on Form S-4 (Reg. No. 333-371854), including any amendments or reports filed for the purpose of updating such descriptions.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference this prospectus, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: National HealthCare Corporation, 100 Vine Street, Murfreesboro, Tennessee 37130, telephone number (615) 890-2020.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at the following locations:

-	Main Public Reference Room	-	Regional Public Reference Room
	100 F Street NE		Northwestern Atrium Center
	Washington, D.C. 20549-0102		500 West Madison Street, Suite 1400
Chicago, Illinois 60661-2511

-	Regional Public Reference Room
75 Park Place, 14th Floor
New York, New York 10007
     You may obtain information on the operation of the SEC’s public reference rooms by calling the SEC at (800) SEC-0330.
     We are required to make our filings with the SEC electronically. You can access the electronic versions of these filings on the Internet at the SEC’s web site, located at http://www.sec.gov. We have included this prospectus in our registration statement that we filed with the SEC. The registration statement provides additional information that we are not required to include in the prospectus. You can receive a copy of the entire registration statement as described above. Although this prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the registration statement, you should read the exhibits for a more complete description of the document or matter involved. We also maintain a web site at www.nhccare.com. We publish to this web site our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and press releases. We do not necessarily have these filed the same day as they are filed with the SEC or released to the public, but rather have a policy of placing these on the web site within two business days of public release or SEC filing.
FORWARD LOOKING STATEMENTS
     This prospectus or documents incorporated by reference in this prospectus or other information we provide from time to time, contains certain “forward-looking” statements as that term is defined by the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations or cash flows, continued performance improvements, ability to service and refinance our debt obligations, ability to finance growth opportunities, ability to control our patient care liability costs, ability to respond to changes in government regulations, ability to execute our three-year strategic plan, and similar statements including, without limitations, those containing words such as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “plans,” and other similar expressions are forward-looking statements.
     Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from such expectations are disclosed in this prospectus, including, without limitation, under “Risk Factors,” and in other reports filed by us with the SEC and incorporated by reference in this prospectus. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements as a result of, but not limited to, the following factors:
•	national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials;

•	the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations;

•	changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries;

•	liabilities and other claims asserted against us, including patient care liabilities, as well as the resolution of current litigation;

•	the ability of third parties for whom we have guaranteed debt to refinance certain short-term debt obligations;

•	the ability to attract and retain qualified personnel;

•	the availability and terms of capital to fund acquisitions and capital improvements;

•	the competitive environment in which we operate;

•	the ability to maintain and increase census levels; and

•	demographic changes.
           Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.
USE OF PROCEEDS
           We will not receive any of the proceeds from the sale of shares of common stock by the selling shareholder.

SELLING SHAREHOLDER
     In October 1997, we sold $20,000,000 of our 5.75% subordinated convertible notes to The 1818 Fund II, L.P. or The 1818 Fund. In connection with that transaction, we entered into a registration rights agreement with The 1818 Fund. As a result of our restructuring in December 1997, the note was converted into approximately 555,556 shares of our common stock. This prospectus relates to our obligations under the registration rights agreement to register on a shelf registration statement these shares of common stock owned by The 1818 Fund. Since that time, The 1818 Fund has purchased additional shares of our common stock in the open market, which we have also agreed to register under this registration statement.
     The following table sets forth information with respect to the selling shareholder as of October 31, 2005. Except as noted, this table assumes that the selling shareholder offers for resale all of those shares of common stock which are covered by this prospectus. The common stock offered by this prospectus may be offered from time to time by the selling shareholder named below, or any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by the selling shareholder, or on our records, as of October 31, 2005, and are accurate to the best of our knowledge. It is possible, however, that the selling shareholder may acquire or dispose of additional shares of our common stock from time to time after the date of this prospectus.

	Number of Shares			Number of Shares
	Owned at		Shares Being	Owned After the
	October 31, 2005		Offered	Offering (1)(2)
	Amount	Percent(2)		Amount	Percent

The 1818 Fund II, L.P. (3)	690,155	5.64%	690,155	0	0
c/o Brown Brothers Harriman & Co.
140 Broadway
New York, New York 10005

(1)	Assumes the sale of all shares of the selling shareholder being offered. Because the selling shareholder may offer all, some or none of its shares of common stock, no definitive estimate as to the number of shares or purchase of the class that will be held by the selling shareholder after the offering can be provided.

(2)	The percentages shown are based on 12,245,395 shares of common stock outstanding on November 1, 2005. Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, shares of common stock which a person has the right to acquire pursuant to the exercise of stock options and warrants held by such holder that are exercisable within sixty days of such date are deemed outstanding for the purpose of computing the percentage ownership of such person, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	The sole general partner of The 1818 Fund is Brown Brothers Harriman & Co., or BBH, a New York limited partnership. By virtue of BBH’s relationship with The 1818 Fund, BBH may be deemed to beneficially own 690,155 shares of our common stock. Lawrence C. Tucker, one of our directors, and T. Michael Long are general partners of BBH. By virtue of a resolution adopted by BBH designating Messrs. Tucker and Long, or either of them, as the sole exclusive partner of BBH having voting power, including the power to vote or to direct the voting, and investment power, including the power to dispose or to direct the disposition, with respect to our common shares, each of Messrs. Tucker and Long may be deemed to beneficially own 690,155 shares of our common stock. The 1818 Fund and BBH have shared voting and investment power with respect to all of the shares that they are deemed to beneficially own. The address of BBH is 140 Broadway, New York, New York 10005.
     The shares covered by this prospectus may be sold from time to time so long as this prospectus remains current and in effect.

PLAN OF DISTRIBUTION
     The selling shareholder, or its pledgees, donees, transferees, or any of their successors in interest selling shares received from the named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus, may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or in a combination of such methods of sale or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The shares may be offered directly to or through underwriters or agents designated from time to time, or to or through brokers or dealers, or through any combination of these methods of sale. The selling shareholder may sell the securities by one or more of the following methods, without limitation:
(a)	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)	privately negotiated transactions;

(f)	short sales;

(g)	through the writing of options on the securities, whether or not the options are listed on an options exchange;

(h)	through the distribution of the securities by the selling shareholder to its partners, members or stockholders;

(i)	the pledge of our common stock as security for any loan or obligation, including pledges to brokers or dealers;

(j)	one or more underwritten offerings on a firm commitment or best efforts basis; and

(k)	any combination of any of these methods of sale.
     The selling shareholder may also transfer the shares by gift. We do not know of any arrangements by the selling shareholder for the sale of any of the shares.
     The selling shareholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per security. If the broker-dealer is unable to sell shares acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholder may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

     From time to time, the selling shareholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be the selling shareholder. The number of a selling shareholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder’s securities will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.
     To the extent required under the Securities Act of 1933, the aggregate amount of the selling shareholder’s securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling shareholder and/or purchasers of the selling shareholder’s shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions). A member firm of an exchange on which our common stock is traded may be engaged to act as the selling shareholder’s agent in the sale of shares by the selling shareholder.
     The selling shareholder and any underwriters, brokers, dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.
     The selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions and the broker-dealers or financial institution may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholder, including, without limitation, in connection with distributions of the shares by those broker-dealers or financial institution. Such hedging transactions may require or permit the selling shareholder to deliver the shares to such brokers-dealers or other financial institutions to settle such hedging transactions. The selling shareholder may also sell our common stock short and deliver the shares to close out such short positions If so required by applicable law, this prospectus, as amended or supplemented, may be used to effect:
•	the short sales of our common stock referred to above;

•	the sale or other disposition by the brokers or dealers or other financial institutions of any shares they receive pursuant to hedging transactions referred to above; or

•	the delivery by the selling shareholder of shares to close out short positions.
     The selling shareholder may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares. The selling shareholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.
     The selling shareholder and other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling shareholder and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling shareholder and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

     We have agreed to indemnify in certain circumstances the selling shareholder and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the shares covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling shareholder has agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933.
     We agreed to register the shares under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part continuously effective and usable until the selling shareholder loses its right to resell under this registration statement. We have agreed to pay all expenses in connection with this offering, excluding underwriting discounts, concessions, commissions or fees and expenses of the selling shareholder and the registration filing fee for the additional 134,500 shares not covered by the registration rights agreement between us and The 1818 Fund, such as fees and expenses of counsel of the selling shareholder.
     We will not receive any proceeds from sales of any shares by the selling shareholder. We can not assure you that the selling shareholder will sell all or any portion of the shares offered hereby. Our common stock is listed on the American Stock Exchange under the symbol “NHC”.
LEGAL MATTERS
     The validity of the shares of common stock offered in this prospectus will be passed upon for us by Harwell Howard Hyne Gabbert & Manner, P.C., Nashville, Tennessee.
EXPERTS
     Our 2004 financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
     Our financial statements and schedule appearing in our Annual Report (Form 10-K) at December 31, 2003 and for each of the two years in the period ended December 31, 2003, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firms as experts in accounting and auditing.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to general or limited partners or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution

	Registration Fee	$2,890
	($564 to be borne by the selling shareholder)
*	Accounting fees and expenses	10,000
*	Legal fees and expenses	10,000
*	Miscellaneous	2,110
Total		$25,000

*Estimated
Item 15. Indemnification of directors and Officers.
     Under the Company’s Certificate of Incorporation, and in accordance with Section 145 of the Delaware General Corporation Law (the “Delaware Law”), the Company will indemnify any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative (other than a “derivative” action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that such person is or was a director or officer of the Company, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the Company, and, in criminal actions or proceedings, had no reasonable cause to believe was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such an action and then, where the action is settled or other-wise disposed of or the person is adjudged to be liable to the Company, only if and to the extent the court in which such action was brought or, if none, a court of competent jurisdiction determines that such person is fairly and reasonably entitled to such indemnity and then only for such expenses as the court deems proper.
     The Certificate of Incorporation provides that the Company may indemnify a director or officer for the expenses incurred in defending the proceedings specified above, at the conclusion of or in advance of their final disposition or settlement, and on such terms, to such extent, and subject to such conditions as the Board of Directors shall determine. The Certificate of Incorporation also provides that the Company may, in its sole discretion, indemnify any person who is or was one of its employees or agents or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the same degree as the foregoing indemnification of directors and officers. The Certificate of Incorporation also provides that such persons are presumed to be entitled to indemnification, and that the burden of proving that such person is not entitled to indemnification is on the Company. Finally, the Certificate of Incorporation provides that if a written claim by such person for indemnification is not paid within 30 days, the claimant may bring suit to recover the unpaid amount, and if successful, may recover attorneys’ fees and expenses.
     In addition, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of the person’s status as such whether or not the Company would have the power or obligation to indemnify such person against such liability under the provisions of the Delaware Law. The Company maintains insurance for the benefit of the Company’s officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to general or limited partners or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.
     Item 16. Exhibits

Exhibit Number		Description

3.1	—	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form S-4, amended, Registration No. 333-37185)

3.2	—	By-laws (incorporated by reference to Exhibit 3.2 to Form S-4, amended, Registration No. 333-37185)

5	—	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C. regarding legality of the stock

23.1	—	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.2	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	—	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (contained in Exhibit 5)

24	—	Power of Attorney (see signature page)
Item 17. Undertakings
     The undersigned registrant hereby undertakes:
     (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Report of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Murfreesboro, State of Tennessee, on the 3rd day of November, 2005.

NATIONAL HEALTHCARE CORPORATION

By:	/s/ Robert G. Adams

Robert G. Adams
Its:	President and Chief Executive Officer
     Each person whose signature to the Registration Statement appears below hereby appoints Robert
G. Adams and Richard F. LaRoche, Jr., and each of them, as his attorneys-in-fact to execute in the name and on behalf of any such person, individually and in the capacity stated below, and to file all amendments and post-effective amendments to this Registration Statement, which amendment or amendments may make such changes and additions in this Registration Statement as such attorneys-in-fact may deem necessary or appropriate.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on the dates indicated by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Robert G. Adams Robert G. Adams	Chief Executive Officer	November 3, 2005
/s/ W. Andrew Adams W. Andrew Adams	Director	November 3, 2005
/s/ Richard F. LaRoche, Jr. Richard F. LaRoche, Jr.	Corporate Secretary and Director	November 3, 2005
/s/ Donald K. Daniel Donald K. Daniel	Senior Vice President and Controller, Principal Accounting Officer	November 3, 2005
/s/ Ernest G. Burgess Ernest G. Burgess	Director	November 3, 2005
/s/ Lawrence C. Tucker Lawrence C. Tucker	Director	November 3, 2005
/s/ J. Paul Abernathy J. Paul Abernathy	Director	November 3, 2005
/s/ Emil E. Hassan Emil E. Hassan	Director	November 3, 2005

Exhibit Number		Description

3.1	—	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Form S-4, amended, Registration No. 333-37185)

3.2	—	By-laws (incorporated by reference to Exhibit 3.2 to Form S-4, amended, Registration No. 333-37185)

5	—	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C. regarding legality of the stock

23.1	—	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.2	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.3	—	Consent of Harwell Howard Hyne Gabbert & Manner, P.C. (contained in Exhibit 5)

24	—	Power of Attorney (see signature page)